EXHIBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: Mark Semanie
August 28, 2014	(301) 430-2508

Old Line Bancshares, Inc. Increases Quarterly Cash Dividend Twenty-Five Percent

BOWIE, Md.-On August 27, 2014, the Board of Directors of Old Line Bancshares, Inc. (Nasdaq: OLBK) declared a third quarter cash dividend of $0.05 per common share, a $0.01 (25.0%) increase over the second quarter cash dividend of $0.04 per share. The company will pay the dividend on September 26, 2014 to stockholders of record as of September 12, 2014.  “We are pleased that our profitability allows us to reward our shareholders while also allowing us to continue to grow capital to support loan growth. We continue to carefully balance the need to maintain a well-capitalized institution with the desire to return a portion of our earnings to shareholders”, said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.